                                                       DIVISION OF CORPORATIONS
                                                     FILED 03:45 PM ON 5/16/1996
                                                          960142837 - 892602


                       CERTIFICATE OF AMENDMENT TO THE
                THIRD RESTATED CERTIFICATE OF INCORPORATION OF
                                BESTWAY, INC.


        We, R. Brooks Reed, President, and Beth A. Durrett, Secretary, of Bestway, Inc., a corporation existing under the laws of the State of Delaware (the "Corporation"), do hereby certify as follows:

        FIRST: That the first paragraph of Article FOURTH of the Third Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation") of this Corporation be amended and restated in its entirety to read as follows:

        "The total number of shares of stock of all classes which the Corporation shall have authority to issue is Six Million (6,000,000) of which stock One Million (1,000,000) shares of the par value Ten Dollars ($10.00) per share, shall be designated Preferred Stock, and of which Five Million (5,000,000) shares of par value of One Cent ($0l.01) per share, shall be designated Common Stock."

        SECOND: That the foregoing amendment to the Certificate of Incorporation was duly adopted by the unanimous written consent of the Board of Directors of the Corporation of resolutions declaring said amendment to be advisable, and directing such amendment to be considered at the next annual meeting of the stockholders in order to procure its adoption and approval by stockholders holding at least a majority of the outstanding stock of the Corporation.

        THIRD: That the foregoing amendment was authorized at the annual meeting of stockholders, held on May 16, 1996, by holders of a majority of the outstanding stock of the Corporation entitled to vote thereon.

        FOURTH: That the foregoing amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

        FIFTH: That except as provided above, the Certificate of Incorporation shall remain unchanged.

        IN WITNESS WHEREOF, we have executed this Certificate of Amendment as of the 16th day of May, 1996.

                                        /s/ R. BROOKS REED
                                        -----------------------------
                                        R. Brooks Reed, President


ATTEST:

/s/ BETH A. DURRETT
- ----------------------
Beth A. Durrett, Secretary